EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-115918, 333-85608, 333-15429, 333-211735, and 333-197201) and Form S-3 (No. 333-217991) of Martin Marietta Materials, Inc. of our report dated February 22, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 22, 2019 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

February 25, 2019